EXHIBIT 10.29

                                The Beard Company
                           Enterprise Plaza, Suite 320
                              5600 North May Avenue
                          Oklahoma City, Oklahoma 73112
                               Fax (405) 842-9901
                                 (405) 842-2333
                                  July 29, 2005



Mr. Ronnie Marcum                                   FEDERAL EXPRESS
Executive Vice President - Engineering
Telephone: 724-338-9105
PinnOak Resources, LLC
Pointe Plaza Suite 300
601 Technology Drive
Canonsburg, PA 15317-9523

                                         Re:  BEARD PINNACLE, LLC -
                                              Financing for Pinnacle Project

Dear Ronnie:

This will confirm our agreement Wednesday concerning the above. Paragraphs 1 through 3 of the Terms Sheet attached as Exhibit "A" reflect our agreed terms.

We would point out that we still need some accommodation with regard to the "60 days" provision in Section 7.2 and the "longer than 60 days" provision in the third paragraph of Section 10.1. The problem is there is not enough room for 90 days of storage at the Pinnacle site. We would suggest that this be handled by an Amendment, or if you prefer, we can make the appropriate changes to the Pinnacle contract before it is signed.

If the above meets with your approval, we ask that you please have Pinnacle Mining Company, LLC and PinnOak Resources, LLC indicate their acceptance by signing and returning the enclosed copy of the Letter Agreement for our file.

We are pleased that PinnOak has elected to participate with us on this project and look forward to working with all of you.

Sincerely,

THE BEARD COMPANY

/s/  W. M. Beard
     W. M. Beard, Chairman

WMB/hmj

cc:    C. David Henry
       c/o Beard Technologies, Inc.


                                       ACCEPTED AND AGREED TO THIS
                                       12th DAY OF AUGUST, 2005

                                       Pinnacle Mining Company, LLC

                                       By    /s/ Benjamin M. Statler
                                       Name: Benjamin M. Statler
                                       Title: President and CEO


                                       PinnOak Resources, LLC

                                       By    /s/ Benjamin M. Statler
                                       Name: Benjamin M. Statler
                                       Title: President and CEO


                                       Beard Technologies, Inc.

                                       By    /s/ Herb Mee, Jr.
                                       Name: Herb Mee, Jr.
                                       Title: Vice President

                                                                     Exhibit "A"


                                   Terms Sheet

     Beard Pinnacle, LLC ("BPLLC") is seeking the infusion of $2,800,000 to provide the equity required to obtain a USDA-guaranteed loan to fund the Pinnacle Project.* Following is a summary of our agreed arrangement.

     1. BPLLC, an Oklahoma limited liability company and presently a wholly-owned subsidiary of Beard Technologies, Inc. ("BTI"), was formed on June 10, 2004 to arrange the financing for the Pinnacle Project. Immediately following acceptance of the attached Letter Agreement, BTI and Pinnacle Mining Company, LLC ("PMC") will execute the "Amended and Restated Agreement for a Pond Fines Recovery Facility," amended as of July 1, 2005, attached as Exhibit "A-1".

     2. The BPLLC plan for the Pinnacle Project requires initial capital of $11.8 million to be obtained through a combination of investment and loans. Subject to the "Terms of Equity Financing by PinnOak for the Pinnacle Project" which is attached as Exhibit "A-2", a group of investors which may include any combination of PinnOak Resources, LLC ("PinnOak"), its owners and their members, or its management (collectively, the "PinnOak Investment Group" or "POIG") has agreed to provide $2.8 million of equity to BPLLC.

     3. POIG's agreement to provide equity was conditioned upon POIG's having a Preferential Right to participate in future slurry pond recovery projects undertaken by BTI. A copy of the agreed "PinnOak Preferential Right to Purchase" is attached as Exhibit "A-3".
_______________

* The Pinnacle Project involves the construction and operation of a Pond Fines Recovery Facility for the recovery and processing of coal fines from the Smith Branch Coal Refuse Disposal Facility at Pinnacle Mining Company LLC's ("PMC") Pinnacle Preparation Plant near Pineville, Wyoming County, West Virginia.

                                                                   Exhibit "A-1"

                              AMENDED AND RESTATED

                                    AGREEMENT

                                      for a

                          POND FINES RECOVERY FACILITY

                                     between

                            BEARD TECHNOLOGIES, INC.

                                       and

                          PINNACLE MINING COMPANY, LLC



                  (Original Agreement dated September 7, 2004)
                          (Amended as of July 1, 2005)

     This Amended and Restated Agreement (this "Agreement"), made and entered into as of this 1st day of July, 2005, by and between Pinnacle Mining Company LLC, a limited liability company (herein "PMC"), and Beard Technologies, Inc., an Oklahoma Corporation (herein "BEARD" or "BTI")

RECITALS:

     Whereas, PMC is willing to lease to BEARD the necessary property for construction and operation of a Pond Fines Recovery Facility, to permit BEARD to process Raw Slurry and to accept from BEARD all or a portion of the Recovered Pond Fines in exchange for a processing fee in accordance with the terms of this Agreement. The Pond Fines Recovery Facility will be located at the Smith Branch Coal Refuse Disposal Facility at PMC's Pinnacle Preparation Plant near Pineville, Wyoming County, West Virginia. The Pond Fines Recovery Facility is depicted on the map entitled BTI Recovery Plant - Layout and Site attached hereto as Exhibit A.

     Whereas, BEARD intends to construct and operate a pond fine recovery plant, a recovery dredge, a power distribution system, and other miscellaneous capital facilities necessary to process and deliver reclaimed pond fines to the Delivery Point at PMC's Pinnacle Preparation Plant - as depicted on the map entitled BTI Delivery Point that is attached hereto as Exhibit A. Now therefore, in consideration of the mutual covenants set forth in this agreement, the Parties, intending to be legally bound, hereby agree as follows:

1.0  Definitions:

Each term set forth below in this Section 1.0 in bold print is a defined term. Each other term in this Agreement that is set forth in parentheses and enclosed by quotation marks is also a defined term. Certain defined terms used in this Agreement are defined in this Section 1.0 and the remaining defined terms used in this Agreement are defined in the body, the preamble and the recitals of this Agreement. When used in this Agreement, the terms defined in this Agreement shall have the meanings ascribed to them in this Agreement. The following terms shall have the meanings specified adjacent to them (those meanings to be equally applicable to the singular and plural forms thereof):

Approval - Acceptance by PMC of a process, procedure, design or other stipulation submitted by BEARD for review by PMC, as required elsewhere in this Agreement. By Approval of a process, procedure or other stipulation, PMC acknowledges and approves the intended action by Beard, but PMC does not assume any responsibility or liability for the accuracy, validity or economic viability of an approved process, procedure, or any other stipulation. Approvals must be granted in writing.

Clean Coal - Conforming Clean Coal or Non-Conforming Clean Coal processed from Raw Slurry at the Pond Fines Recovery Facility.

Conforming Clean Coal - Coal processed at the Pond Fines Recovery Facility that either meets or improves upon Quality Specifications and may be accepted by PMC at the Standard Compensation Rate.

Delivery Point - A location where all coal processed by BEARD and accepted by PMC shall be delivered by BEARD. The Delivery Point is located west of the DTE facility and near the Pinnacle Preparation Plant clean coal stockpile as shown on Exhibit A.

Minimum Base Amount - The minimum amount (20,000 tons) of Conforming Clean Coal that PMC shall pay as a processing fee to Beard in each month during the Term of this Agreement.

Non-Conforming Clean Coal - Clean Coal that does not meet or improve upon the Quality Specifications.

Operational Date - The first day of the calendar month immediately following the day that the Pond Fines Recovery Facility is (i) fully staffed and equipped to conduct BEARD's intended operations at that Facility and (ii) able to operationally produce 20,000 tons of Conforming Clean Coal during a calendar month.

Operations Plan - A written submittal from BEARD to PMC describing anticipated operational events for the initial Term of this Agreement. It shall include (i) a timetable in the form of a Gantt Chart for the completion of the construction of all facilities contemplated by this Agreement, and plant start-up and commissioning, (ii) production and quality forecasts, and (iii) manning chart, and (iv) other material matters relevant to the conduct of Pond Recovery Operations.

Parties - PMC and BEARD

Penalties - Price reductions to the Standard Compensation Rate based upon Clean Coal deliveries from BEARD to PMC that do not meet the quality specifications set out in Section 13.2 of this Agreement.

PMC's Thickener Underflow - Waste material resulting from the operation of Pinnacle Preparation Plant that is pumped and deposited in the Smith Branch Refuse Impoundment, or delivered directly to the Pond Fines Recovery Facility.

Pond Fines Recovery Facility - The complete facility required to excavate, process, produce, deliver and receive, as applicable, Raw Slurry and Clean Coal. The facility includes but is not limited to a processing plant, a refuse dewatering plant, a dredge and one or more access roads, an electric substation, and miscellaneous utilities, pipes and valves.

Pond Recovery Operations - All operations at the Pond Fines Recovery Facility which are intended to convert or facilitate the conversion of Raw Slurry into Clean Coal and tailings, or are incidental thereto. Those operations include but are not limited to (i) the dredging, removal and transport of raw slurry from the Slurry Pond Site to the Pond Fines Recovery Facility, (ii) the washing of the Raw Slurry, (iii) the drying of the Clean Coal and Tailings, (iv) the re-deposition of the Tailings in the impoundment, (v) the delivery of Clean Coal to the Delivery Point, (vi) the treatment of process water for both the Pond Fines Recovery Facility and Pinnacle Preparation Plant and (vii) all other activities as are necessary or incidental to the foregoing.

Processing Fee - The Standard Compensation Rate paid by PMC to BEARD for excavating, transporting and cleaning Raw Slurry; including the sampling, analyzing and transporting of the clean coal from the Pond Fines Recovery Facility to the Delivery Point, and the transporting and disposing of Tailings.

Production Year - A 12 month period that commences with the beginning of the first full month after the Operational Date and ends 12 months later. The same anniversary dates serve as the beginning and ending dates for all Production Years included in the Agreement.

Profit Share Credit - A credit to be applied against amounts due to BEARD from PMC calculated pursuant to Section 13.5 of this Agreement.

Quality Specifications - The maximum quantitative level of moisture, ash, sulfur and oxidation (as provided in Section 10.2 of this Agreement) that Clean Coal can contain in order to be defined as Conforming Clean Coal and be subject to the Standard Compensation Rate.

Raw Slurry - All coal fines, coal waste, thickener underflow, or other materials deposited in the Smith Branch Refuse Impoundment or contained in the thickener discharge piping.

Raw Slurry Cost - Applicable for direct sales by BEARD as defined in Section
13.5.

Slurry Pond Site - The Smith Branch Refuse Impoundment as shown and depicted as such on Exhibit A.

Standard Compensation Rate - As defined in Section 3.2.

Tailings - Waste material resulting from the processing of Raw Slurry and the production of Clean Coal at the Pond Fines Recovery Facility, including the remnant of Raw Slurry processed at the Pond Fines Recovery Facility that did not yield a marketable clean coal product.

Term - The period during which this Agreement is in full force and effect, as provided in Section 3.1.

Toe Ponds - Existing sedimentation ponds, as shown on Exhibit A, that are located at the downstream base of the Smith Branch embankment.

Ton(s) - Two Thousand (2000) pounds of dry coal calculated on a moisture free basis.

Undesirable Flowability - A condition where either the Clean Coal by itself, or the blend of Clean Coal and Mine 50 coal causes plugging, fouling and jamming of chutes, silos, rail cars and barges in the storage or transportation system.

2.0  PMC Property

Section 2.1 - Non-Exclusive Easement - PMC shall grant and by this Agreement does grant to BEARD a non-exclusive right and easement (i) for access by vehicular traffic and pedestrians over and across the lands leased or owned by PMC, (ii) along the haul roads identified in Exhibit A for access to, from and between the public road, and the Slurry Pond Site, (iii) on and over the Slurry Pond Site for the purpose of Pond Recovery Operations, including the right to dredge, and (iv) for installation of utilities which BEARD reasonably believes are necessary to conduct the Pond Recovery Operations. The location of utilities shall be subject to the written approval of PMC. Such Approval will not be unreasonably withheld, conditioned or delayed, prior to the installation of utilities along the easements.

BEARD shall be responsible for maintaining all haul roads used exclusively by BEARD for the delivery of coal, except for haul roads used by other parties for delivery of coal or other materials. If other parties use the haul roads, the cost of road maintenance shall be proportionally split between BEARD and such other parties in accordance with tons of coal respectively hauled.

Section 2.2 - Lease for Recovery Operations - PMC shall grant or cause to grant a lease (in the form of the attached Exhibit C) for the amount of $1.00 payable by BEARD, that will encompass all the lands and property shown on Exhibits A for
(i) the construction, installation, and operation of the Pond Fines Recovery Facility, a refuse plant, and an electrical substation, (ii) the stockpiling of Clean Coal, (iii) storage and office trailers, (iv) the storage of supplies and spare parts, (v) for the parking of equipment and employee vehicles, and (vi) other matters incidental to and in furtherance of the Pond Recovery Operations. The term of the lease shall run concurrent with the Term.

Section 2.3 - Raw Slurry - PMC shall grant BEARD the exclusive right to remove and recover Raw Slurry for processing in the Pond Fines Recovery Facility (i.e. subject to the terms of this Section 2.3). This processing shall include the re-deposition by BEARD of Tailings resulting from the Pond Recovery Operations into the Smith Branch Refuse Impoundment. BEARD's disposal of Tailings into the Smith Branch Refuse Impoundment shall be in accordance with all applicable plans, laws, or regulations stipulated in active permits concerning the disposal of those Tailings and as approved by PMC, which Approval will not be unreasonably withheld, conditioned or delayed if the disposal or the proposed disposal complies with those plans, laws, regulations and permits. Raw Slurry shall be available to BEARD on an "as-is" basis where deposited by PMC within the Smith Branch Refuse Impoundment or available from PMC's Thickener Underflow discharge pipe. Title of ownership to Raw Slurry and processed clean coal shall remain with PMC. PMC shall pay BEARD a fee for processing and delivering clean coal acceptable to PMC to the delivery point. Title to coal not accepted by PMC will vest in BEARD as provided in Section 13.5. BEARD shall dispose of the Tailings in the manner required by this Agreement and/or applicable law and in such manner as not to interfere with PMC operations or operations conducted under this Agreement.

3.0  Term of Agreement

Section 3.1 - Term - Unless sooner terminated pursuant to Section 16 of this Agreement, the initial Term of this Agreement (the "Term") shall commence on the date hereof and shall end six years from that date (the "Initial Term"). The Initial Term shall be renewable for a second term of (4) four years (the "Second Term"), if sixty (60) days prior to the expiration of the Initial Term exercised by notice pursuant to Article 15 of the General Terms and Conditions (Exhibit B) the Parties meet to discuss and determine if (i) there remain significant amounts of recoverable clean coal in the Pond, (ii) BEARD is in substantial compliance with all of its covenants and obligations under this Agreement and
(iii) the parties mutually agree to renew, which agreement will not be unreasonably withheld, delayed or conditioned by either party if the conditions in items (i) and (ii) of this sentence are satisfied. The Second Term shall commence immediately following expiration of the Initial Term. The term of all easements, exclusive and non-exclusive rights, and leases granted in Sections 2.1, 2.2, and 2.3 shall run concurrently with the term of this agreement.

Section 3.2 - Market Price Cost Re-openers - With the exception of the penalties and the discounts set out in Sections 13.2 and 13.3 of this Agreement, the Standard Compensation Rate for Conforming Clean Coal processed and delivered by BEARD and acceptable to PMC will be $24.00 per Ton (moisture-free dry basis) for the first four years of the Initial Term. On the (i) four year anniversary of the Agreement, (ii) six year anniversary of the Agreement, and (iii) the eight year anniversary of the Agreement, either Party seeking an adjustment to the Standard Compensation Rate can request a Market Price Re-opener by giving the other party 90 days notice of its intent to call for a re-opener. The Parties will use their best commercial efforts in good faith to negotiate an adjusted Standard Compensation Rate that takes into account published changes in the cost of power, labor and supplies (a recognized index) in the previous 4 years.

4.0  Facility Design

Section 4.1 - Within (30) Thirty days after the date hereof, BEARD shall submit a proposed design for a two hundred (200) TPH Pond Fines Recovery Facility to PMC for Approval. Within fourteen (14) days after PMC's receipt of BEARD's proposed design of that Facility, PMC either will grant Approval of BEARD's design or will submit to BEARD its written proposed revisions to the design of that Facility. If PMC submits proposed revisions to BEARD's proposed design, BEARD will promptly incorporate into the proposed design of the Facility all mutually acceptable revisions and resubmit the design of the Facility to PMC for its Approval.

Within seven (7) days after PMC's receipt of that revised design, PMC will provide written Approval or rejection of the design to BEARD. Promptly after receipt of PMC's written Approval of the proposed design of the Pond Fines Recovery Facility and BEARD's receipt of required state and federal regulatory authorizations, BEARD, at its sole expense, shall commence construction and installation of the Pond Fines Recovery Facility.

Section 4.2  Bonus/Penalty

BEARD will use its commercially reasonable efforts to bring the production and staffing level of the Pond Fines Recovery Facility up to 20,000 tons of Clean Coal per month (i.e. "Operational Date") within 240 calendar days of receiving all of the required Federal, State and local authorizations needed, to begin the construction of the Pond Recovery Facility and installation of the various ancillary components related to power distribution, pond water level controls, delivery system, and make-up water system.

In the event that the Pond Recovery Facility is producing the Minimum Base Amount earlier than the Operational Date, PMC will grant bonus compensation to BEARD in the amount of $1.00 per Ton for all coal processed and accepted by PMC prior to the Operational Date.

In the event the Facility is not producing the Minimum Base Amount within 270 days ("the Penalty Date"), BEARD will be penalized $1.00 per Ton for each Ton less than the Minimum Base Amount shipped. The penalty will remain in effect until monthly production reaches the Minimum Base Amount.

After receipt of state and federal regulatory authorizations, BEARD shall provide written notice to PMC of the Operational Date and Penalty Date. Both dates shall be approved by PMC within 14 days.

No Bonuses or Penalties will be credited to or assessed against BEARD, for any reason, if BEARD is unable to ship the Minimum Base Amount between the Operational Date and the Penalty Date.

5.0  Operations Plan

Section 5.1 - Within seven (7) days of the date hereof, BEARD shall submit to PMC the Operations Plan for approval. Within fourteen (14) days after PMC's receipt of the Operations Plan, the Approval of the Plan shall be returned to BEARD.

6.0  BEARD Covenants

Section 6.1 - Install & Operate a Pond Fines Recovery Facility - BEARD will install and operate the Pond Fines Recovery Facility and other equipment and machinery necessary to conduct the Pond Recovery Operations during the Term, conditioned upon the prior mutual agreement of PMC and BEARD concerning the design of the Pond Fines Recovery Facility, as provided in Section 4.1 of this Agreement and the terms of the Operating Plan, as provided in Section 5.1 of this Agreement.

Section 6.2 - Recover the Maximum amount of Clean Coal - BEARD will use its commercially reasonable efforts to recover the maximum amount of Conforming Clean Coal from the Raw Slurry. Those efforts shall be in compliance with the Operating Plan.

Section 6.3 - Comply With all Applicable Laws, Permits, etc. - BEARD will conduct Pond Recovery Operations in compliance with all applicable laws, permits and terms contained herein.

Section 6.4 - Pond Recovery Operations Carried out in a Workman like Fashion - Pond Recovery Operations will be performed in a workman like manner consistent with industry standards.

Section 6.5 - Maintain the Pond Fines Recovery Facility - BEARD will be solely responsible for maintaining the Pond Fines Recovery Facility.

Section 6.6 - Payment of Beard Employees and Contractors - BEARD will be solely responsible for compensating its employees and contractors in connection with the performance of the Pond Recovery Operations.

Section 6.7 - Payment of Taxes Related to Employees - BEARD will be solely responsible for payment of worker's compensation insurance, employment taxes, and any benefits provided by signatory labor agreements satisfying in all respects the requirements of applicable laws or agreements for its employees involved in any aspect of the Pond Recovery Operations.

Section 6.8 - Insurance - During the term of this Agreement and while conducting facility closing, reclamation or any work on PMC's premises, BEARD will maintain, and BEARD will require its agents, contractors, affiliates and successors to maintain insurance coverage in amounts and limits as shown on Exhibit B attached hereto.

Section 6.9 - Electrical Power - BEARD will reimburse all costs paid by PMC for electricity consumed by the Pond Fines Recovery Facility. Beard will install and read an electric meter at the Recovery Plant to determine monthly usage and demand factor. PMC shall have the right to audit the readings at any time. The amount for reimbursement will be determined by PMC with the utmost good faith and reasonableness, and in accordance with BEARD's monthly usage and PMC's cost for electricity.

Section 6.10 - Production of Minimum Base Amount - From and after the Operational Date, BEARD will process sufficient Raw Slurry to produce and deliver to PMC at least the Minimum Base Amount each month during the Initial Term of this Agreement and any subsequent renewal thereof.

Section 6.11 - BEARD Deliveries to Delivery Point - Deliveries will be scheduled as required to permit the uniform blending of Clean Coal with Pinnacle Preparation Plant product. Any re-handling of Clean Coal within or from the Delivery Point to the Clean Coal Stockpile Reclaim Bunker shall be the responsibility of PMC.

Section 6.12 - Clean Coal Quality & Truck Weights - BEARD will provide all required equipment and labor to weigh, sample and arrange for lab analyses of Clean Coal processed from Raw Slurry in accordance with the terms set out in
Section 11 of the Agreement

Section 6.13 - Discharge of the Pinnacle Plant Thickener Underflow - BEARD shall not prohibit PMC from discharging its thickener underflow directly into Smith Branch. The parties recognize that BEARD may elect to direct Thickener Underflow straight to the Pond Recovery Facility. BEARD will prepare a fail-safe plan to insure that BEARD's handling of thickener underflow does not disrupt operations at the PMC plant. The plan will be submitted within 30 days of the date hereof, and PMC shall Approve or suggest revisions within 30 days of receiving the plan.

Section 6.14 - Demolition of Pond Fines Recovery Facility - BEARD shall commence demolition of the Pond Fines Recovery Facility within sixty (60) days after the termination of this Agreement. All structures, equipment, piping, access roads, and other appurtenances incidental to the facility shall be removed, soils contaminated with fuels, oils, processing chemicals or other contaminants shall be reclaimed, and disturbed areas shall be re-graded to pre-Agreement condition and seeded, all complete within 180 days after termination of this Agreement.

Prior to construction of the Pond Fines Recovery Facility, soil samples shall be taken and analyzed by BEARD to serve as a baseline for comparison purposes should there be contamination that needs to be reclaimed after the facility is removed.

7.0  PMC's Covenants

Section 7.1 - PMC will provide Electrical Power for use by BEARD - Power for the Pond Fines Recovery Facility will be from PMC's existing 34.5 kV power distribution systems. BEARD will assume all tie-in costs payable to third parties.

Section 7.2 - PMC's Minimum Processing Fee & Sales to Third Parties. - PMC will accept delivery of and pay processing fees for the Minimum Base Amount per year of Conforming Clean Coal in each year of the Initial Term and any renewal term in accordance with stipulations contained in this Agreement. Additional Conforming Clean Coal in excess of the Minimum Base Amount or Non-Conforming Clean Coal may be accepted at the sole discretion of PMC. If any Conforming Clean Coal is not accepted by PMC within 60 days of its proposed delivery by BEARD, then BEARD may, subject to the terms of this Agreement and with PMC's consent, sell that Clean Coal to third parties.

Section 7.3 - Weekly Operating Schedule - PMC will provide BEARD with a weekly operating schedule for the Pinnacle Preparation Plant indicating when Mine 50 coal will be processed in the Pinnacle Preparation Plant and the amount of Conforming Clean Coal desired by PMC. The schedule will be communicated to BEARD by fax, e-mail or other agreed written method, before 5:00 pm, each Friday during the Term of this Agreement. PMC assumes no responsibility for the use of this schedule by BEARD. PMC reserves the right to change the operating schedule as reasonably required. When changes to the operating schedule occur, PMC shall use best efforts to immediately inform BEARD of the changes.

Section 7.4 - Reclamation of Smith Branch Coal Refuse Disposal Facility - With the exception of work described in Section 6.14 of this Agreement, PMC will perform all final reclamation work required at Smith Branch Coal Refuse Disposal Facility.

8.0  Reservations

Section 8.1 - Warranty - It is understood and accepted by BEARD that PMC does not warrant the condition, quantity, quality of the Raw Slurry or the Pond Fines Recovery Facility performance, pond recovery plant efficiency, refuse dewatering plan or economic viability of the Operations Plan for recovery of any pond fines that may exist within the Smith Branch Impoundment. PMC warrants to BEARD that, to PMC's knowledge, there is no "hazardous substance", as defined in the federal Comprehensive Environmental Response, Compensation and Liability Act (42 USC, 9601 et seq.), in the Smith Branch Refuse Impoundment in violation of any applicable law.

Section 8.2 - Agreement Limited to Clean Coal From Slurry - Except as otherwise provided in this Agreement with respect to BEARD's recovery, processing and use of Raw Slurry, it is understood and agreed by BEARD that any and all of the naturally occurring and in-place timber, coal, gas, hydrocarbons, gob gas, other minerals, and any and all substances, whether known or which may come to be known in the future, in the Smith Branch Impoundment, are the sole property of PMC. Except as otherwise permitted in this Agreement, BEARD shall not have the right to cut, use, remove, damage, or destroy any natural resources without the prior written consent from PMC.

9.0  Access to Other's Facilities

Section 9.1 - Access to Pond Fines Recovery Facility - PMC may observe and inspect the Pond Fine Recovery Facility. Prior to entering BEARD facilities, PMC will provide the BEARD employee in-charge with date and time of the proposed visit, number of persons who will be visiting and the expected duration of visit. Observations and inspections will be conducted in such a manner as to cause minimal interference with the Pond Recovery Operations. PMC shall be solely responsible for the safety of all such visitors and any damages caused by all such visitors.

Section 9.2 - Access to PMC Facilities - BEARD personnel may observe and inspect PMC processing facilities. Prior to entering PMC facilities, BEARD will provide PMC's shift foreman with the date and time of the proposed visit, area to be inspected, number of persons who will be visiting and the expected duration of visit. Observations and inspections will be conducted in such a manner as to cause minimal interference with PMC operations. BEARD shall be solely responsible for the safety of all such visitors and any damages caused by all such visitors.

10.0 Recovered Pond Fines

Section 10.1 - PMC Option - BEARD hereby grants PMC the exclusive option to accept all, or any portion, of BEARD's Conforming Clean Coal or Non-Conforming Clean Coal processed and delivered at the Standard Compensation Rate, less any applicable Penalties and any Bonuses as set forth in Sections 4, 5 & 10 of this Agreement.

No later than the 20th day of each calendar month, BEARD shall specify to PMC the anticipated volume and quality of Conforming Clean Coal and Non-Conforming Clean Coal projected by BEARD to be processed in the following calendar month. PMC shall provide BEARD with its written election to exercise its option to accept Clean Coal in excess of the Minimum Base Amount no later than the 10th day of that same following month. PMC's election shall contain the number of Tons of Conforming Clean Coal and Non-Conforming Clean Coal that PMC will accept and for which the processing fee will be due.

If PMC does not make the election by the 10th day of the following month, or makes that election but does not elect to accept all the Clean Coal held longer than 60 days by BEARD, then BEARD may, at its sole election and with the deemed consent of PMC, sell all or any of that excess Clean Coal in a Direct Sale to third parties.

Section 10.2 - Conforming Clean Coal - If the weighted average of all Clean Coal produced at the Pond Fines Recovery Facility during a calendar day satisfies the Quality Specifications for Conforming Clean Coal, then all of the Clean Coal produced during that day is deemed to be Conforming Clean Coal. Conforming Clean Coal shall meet or exceed the following Quality Specifications on a dry basis.

     Total Moisture:     Less than or equal to              17.0%
     Ash:                Less than or equal to               5.50%
     Sulfur:             Less than or equal to               0.80%
     Oxidation           Greater than or equal to           80.0%
     Flowablity          Free flowing - Non-clumping

10.3 - Coal Handling Problems -Should there be any Undesirable Flowability problems resulting from either the Recovered Clean Coal or the blend, PMC maintains the right to suspend deliveries while BEARD and PMC take whatever corrective measures are necessary to remedy the fouling and plugging problems. If deliveries are delayed because of handling problems, BEARD will have the right to examine and evaluate the blending procedures in effect at the Delivery Point and make recommendations for corrective action.

11.0 Measurement of Coal Deliveries

Section 11.1 - Establishment of Tonnage - BEARD shall install, maintain and cause to be certified for accuracy, a belt scale at the Pond Recovery Plant and a truck scale near the Delivery Point. The type, location and accuracy of scales shall be approved by PMC, which Approval will not be unreasonably withheld, delayed or conditioned. Each operating day during the term, BEARD shall deliver to PMC a daily log of deliveries, showing a listing by truck number, time loaded or weighed, tare weight, as-received coal weight, and moisture free coal weight.

BEARD shall prepare and submit to PMC for approval a sampling plan which shall be an approved truck sampling program which will determine quality specification and the amount of dry tons of delivered coal. The plan will be provided to PMC within 60 days of the date hereof, and PMC shall either Approve the plan or suggest adjustments to the procedures, and return the plan for BEARD.

Section 11.2 - Sampling Size and Frequency - BEARD shall implement procedures to determine sample size and sample frequency of the Clean Coal. Samples shall be of sufficient size and frequency to accurately predict with at least 95% confidence, the quality parameters of the Clean Coal.

12.0 Stipulations

Section 12.1 - Force Majeure - In the event the Minimum Base Amount of Conforming Clean Coal is unable to be delivered by BEARD to PMC for any cause beyond the reasonable control of BEARD (other than as a result of the fault or negligence of BEARD) which wholly or partially prevents BEARD's performance of its obligations under this Agreement, that tonnage is deemed Force Majeure as defined in Article 14 of the General Terms and Conditions (Exhibit B).

13.0 Compensation

Section 13.1 - Standard Compensation Rate - PMC shall compensate BEARD $24.00 for each Ton of Conforming Clean Coal processed, delivered and blended with Mine 50 Coal. The Standard Compensation Rate shall be subject to Penalties for Non-Conforming Clean Coal.

Section 13.2 - Penalties for Non-Conforming Clean Coal - If PMC accepts deliveries during any one-day period of Non-Conforming Clean Coal, the Standard Compensation Rate for deliveries for that day will be reduced as follows:

   Moisture - $1.00 per ton for coal with moisture ranges between 17-19% Ash - $2.00 per ton for coal with ash content ranges between 5.5-6% Sulfur - $1.00 per ton for coal with sulfur content ranges between
                0.80-0.90%

The processing fee for Non-Conforming Coal exceeding any of the upper most ranges shall be negotiated if and when accepted by PMC.

Section 13.3 - Production Taxes - PMC shall be responsible for the payment of black lung excise taxes, state reclamation taxes, federal reclamation taxes, and West Virginia severance tax attributable to, or imposed in connection with the extraction, excavation, processing, production, transportation, distribution or sale of the recovered pond fines. A credit equal to the production taxes applicable to direct sales by BEARD (Section 13.5) will be made by PMC against amounts due to BEARD.

Section 13.4 - Direct Sales by BEARD - BEARD may, with the deemed consent of PMC, sell to third-parties any or all Recovered Pond Fines that PMC does not accept and that BEARD purchases from PMC for $.25 per raw ton. PMC will credit against amounts due to BEARD an amount equal to $.25 per ton for all raw slurry processed for third party sales. BEARD shall provide PMC by the tenth (10th) day of the first month of each quarter notification of quantity and price for all Direct Third-Party Sales made by BEARD for the previous quarter.

For sales to such third-parties, a Profit Share Calculation shall be made by deducting from the third party sales price: (i) $20.00 per Ton for the BEARD production cost, (ii) raw slurry cost to PMC of $0.25 per Ton and (iii) any applicable production taxes paid by PMC. The remainder of the third party sales price will be distributed between BEARD and PMC as follows: 50% PMC and 50% BEARD.

Section 13.5 - Billing - Subject to the provisions of Sections 13.1, 13.2, and 13.3, BEARD shall invoice PMC for Conforming and Non-conforming Clean Coal accepted by PMC by the tenth (10th) day of each month for the preceding month. PMC shall pay such invoices within 30 days of receipt of such invoice.

Section 13.6 - Payment - PMC shall invoice BEARD for Electrical Power identified in Section 6.9 by the twentieth (20th) day of each month for the preceding month. BEARD shall provide PMC meter readings indicating electricity consumption and demand factor by the tenth (10th) day of each month for the preceding month. BEARD shall pay such invoices within 30 days of receipt of such invoice.

At the end of every production year there shall be a reconciliation of the monthly payments and discounts earned for the full year. If there are discrepancies between monthly and yearly amounts appropriate adjustments and payments will be made.

Section 13.7 - Section 29 Tax Credits - All current Section 29 tax credits, if eligible, or any future tax credits resulting from the mining or processing of raw slurry and/or subsequent sale of clean coal or other activities covered by this Agreement shall be solely owned and applied by PMC.

14.0 Permits

Section 14.1 - Permits - BEARD shall apply for and maintain an Air Quality permit covering the Pond Recovery Operations. BEARD shall pay for all costs in obtaining an Air Quality Permit covering its operations at PMC.

Section 14.2 - Permit Revisions - All required Permit revisions must be in the name of PMC, and must be secured by PMC personnel. BEARD shall assist PMC employees and their consultants in any way that is requested in securing the needed Permit changes, and in obtaining permission for an early start of construction. Some of the permits that must be revised are: Mine Safety Health Administration ID Number 1211WV40700-01, WVDEP Office of Mining and Reclamation Permit No. O-4022-92 and NPDES Permit Number 13883. BEARD shall assist with obtaining permit revisions in the name of PMC at no cost to PMC. Any other costs in obtaining permit revisions shall be for the account of PMC.

Section 14.3 - Compliance - BEARD shall have full responsibility and liability for compliance with terms and conditions of all permits, regardless whether the permittee is BEARD or PMC. Any fees, fines, assessments, civil penalties, bond premiums, and other expenditures resulting from federal, state, and local law, rule regulation, or order, enforcement or over-site thereof by the regulatory authority, including maintenance of environmental compliance during the course of Pond Recovery Operations, shall be at BEARD's expense.

Section 14.4 - Water Quality - BEARD shall not discharge water from the Pond Recovery Operations to any drainage course other than the Toe Ponds downstream of the Smith Branch Impoundment. Any water discharged from the recovery operations to the Toe Ponds shall meet or exceed the following NPDES permit limits:

     Iron:                     3.0 mg/l average     6.0 mg/l maximum
     Suspended Solids:         35 mg/l average      70 mg/l maximum
     Ph:                       6.0 minimum          9.0 maximum

15.0 Process Water

Section 15.1 - Process Water - During the term of this agreement, BEARD shall furnish process water to Pinnacle Preparation Plant. A pipeline with required valves and controls, approved by PMC, shall be installed by BEARD to furnish and maintain the water level in the Pinnacle Preparation Plant head-tank in excess of 75% full. Water furnished to the head tank shall contain no higher than 3.0 mg/l of iron, contain 35 mg/l or less of suspended solids and have Ph between
7.0 and 7.9. Pond Recovery Operations shall not preclude BEARD's obligation to furnish PMC sufficient quantity or quality of process water for the successful operation of Pinnacle Preparation Plant. In the event of insufficient quantity or unacceptable quality of process water for Pinnacle Preparation Plant, BEARD shall suspend Pond Recovery Operations and make necessary process, equipment or any other modifications required.

16.0 Termination of Agreement

Section 16.1 - This agreement shall terminate on a date prior to the date referred to in Section 3.1 under the following circumstances:

     (a)  If PMC and BEARD mutually agree;

     (b) In the event of a material breach of any provision hereof by either Party, which breach is not cured within 180 days ("the Cure Period") after receipt of written notice thereof from the other Party, the non-breaching Party may terminate this Agreement by giving notice of termination in writing to the Party in breach, but any such breach shall not release either Party of any obligations incurred prior to such termination, if such breach cannot reasonably be cured within such 180 day period and the Party in breach has commenced and is diligently pursuing such cure within such 180 day period, then the Party in breach shall have an additional period of time (not to exceed 60 days after receipt of written notice of such breach from the other Party) to cure such breach, and such other Party may not terminate this Agreement during such extended cure period;

     (c) If an event of Force Majeure results in a complete cessation of PMC or BEARD operations for a period of 180 consecutive days, the aggrieved Party, at its sole option, may terminate this agreement by giving the other Party notice of termination on or before the 30th day following the expiration of the 180 day period;

     (d) If PMC ceases, abandons, or significantly reduces mining levels by limiting operation of the long-wall mining system and coal processing operations at Mine 50, and Beard is not in substantial breach of any of the terms of the Agreement, BEARD, at its sole option and expense, may (i) agree to terminate this agreement, or (ii) may exercise its option to continue operating under all of the terms of the Agreement. PMC would retain its exclusive option to accept all or any portion of the Conforming and Non-Conforming Clean Coal in accordance with the terms of the Agreement. In the case where PMC significantly reduces production at Mine 50, it would be released from its obligation to accept the Minimum Base Amount of Clean Coal.

     (e) If either Party shall become insolvent or generally unable to pay its debts as they become due, apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or custodian for it or any of its property, or make a general assignment for the benefit of its creditors, permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law.

Section 16.2 - Additional Remedies - In addition to the remedies specified herein, upon the occurrence of a material breach referred to in Section 16.1.
(b) that is not cured within the cure period provided above, the non-defaulting Party shall have other remedies as are available to it under law or in equity.

Section 16.3 - Post Agreement Ownership of Facilities - At the termination of this Agreement, BEARD shall retain responsibility and/or ownership of all equipment, structures, pipelines or other facilities installed to operate the Pond Fines Recovery Facility. The equipment, structures pipeline and other facilities shall be removed as described in Section 6.14.

17.0 Dispute Resolutions

Section 17.1 - The parties agree to attempt to resolve all disputes arising hereunder promptly, equitably and in a good faith manner, and to provide each other with reasonable access during business hours to any and all non-privileged records, information and data pertaining to any such dispute.

Section 17.2 - Arbitration - It is understood and agreed that any dispute, controversy or claim under this agreement between the Parties that cannot be resolved between the Parties, including any matter relating to the formation and interpretation of this Agreement shall be submitted to binding arbitration. The obligations of the Parties shall remain in full force and effect pending the award in such arbitration proceedings. Arbitrations between Parties shall be conducted pursuant to the then applicable Commercial Arbitration Rules of the American Arbitration Association. Arbitrations shall take place in Pineville, West Virginia, or such other location as the Parties mutually agree.

Unless the Parties otherwise agree, the arbitration shall be conducted before a tribunal composed of three arbitrators. Each Party shall appoint an arbitrator. The two-Party appointed arbitrators shall jointly appoint the third (who shall be the chairperson). The arbitrators shall have the power and authority to determine the arbitrability of any dispute arising or relating to this Agreement. The Parties waive any claim to any damages in the nature of special, punitive, exemplary, consequential, or statutory damage in excess of compensatory damages and the tribunal is specifically divested of any power to award such damages. The judgment of the tribunal shall be final and binding (not subject to appeal) on the Parties. Any court having jurisdiction thereof may enter a judgment upon any arbitration award.

BEARD and PMC shall each bear one-half of the out-of-pocket third party costs and expenses of arbitration.

18.0 General Terms and Conditions

Section 18.1 - General Terms and Conditions shall be as set-forth in Exhibit B, "General Terms and Conditions to Agreement for a Pond Fines Recovery Facility between Beard Technologies, Inc. and Pinnacle Mining Company, LLC" and which General Terms and Conditions are incorporated into this Agreement by this reference as if set forth verbatim herein.

     In Witness Whereof, the parties hereto have caused the Agreement to be executed by a duly authorized officer or agent on the day and year first hereinabove written.

                                      PINNACLE MINING COMPANY, LLC

                                      By:  /s/ Benjamin M. Statler
                                               Benjamin M. Statler
                                      Its      President


                                      BEARD TECHNOLOGIES, INC.

                                      By:  /s/ C. David Henry
                                               C. David Henry
                                      Its:     President

                                                                   Exhibit "A-2"

          Terms of Equity Financing by PinnOak for the Pinnacle Project



         Project Cost:                     $11.8 mm

         Equity:                           $ 2.8 mm

         USDA-Guaranteed Loan              $ 9.0 mm

Annual Partner Distributions from Cash Flow after Debt Service Requirements are met:

                    1st $500,000 to PinnOak
                    Next $300,000 to Beard

                    Next $1,000,000:
                                 60% to PinnOak
                                 40% to Beard

                    Next   $500,000:
                                 55% to PinnOak
                                 45% to Beard

Cash flow in excess of the above amounts will be shared equally between the partners or 50/50.

This agreement is subject to Beard obtaining the $9mm USDA-guaranteed loan.

Funds will be advanced by PinnOak according to the following schedule:
     Details to be furnished.

If the above sets forth the general terms of our agreement, we will furnish a complete packet setting forth our agreement in detail.

                                                                  Exhibit "A-3"


                     PinnOak Preferential Right to Purchase

The preferential right to participate (the "Preferential Right") should contain the following provisions:

1. Term: The Preferential Right will expire upon the earlier to occur of (i) six (6) years or (ii) six (6) Projects.

2.   Equity available on each individual project:

     a. Project funding consists of debt and equity:

          [l] In the event Beard requires equity from outside sources, the Preferential Right can be exercised by PinnOak within a 30-day window for acceptance or refusal.

          [2] In the event Beard can provide equity from its own resources. PinnOak's Preferential Right will be limited to a maximum of 50%.

          [3] In the event Beard provides partial equity funding, PinnOak has the option to purchase the remaining amount on the same terms as the Pinnacle purchase proportionately reduced to reflect the Beard funding.

          For example, assume that $3.0mm. of equity is required for a Project, and Beard contributes a plant and dredge having a FMV of $3.0mm to the Project. PinnOak would reimburse Beard $1.5mm for its 50% of the equity. If the Project generates $2.4mm net cash flow per year after debt service, the cash flow would be distributed as follows:

 Net Cash Flow
After Debt Svc.      Beard 50%      PinnOak 50%     Operator
---------------      ---------      -----------     --------

 1st $500,000         $250,000        $250,000        $-0-
 Next $300,000          $-0-            $-0-        $300,000
 Next $1,000,000      $300,000        $300,000      $400,000
 Next $500,000        $137,500        $137,500      $225,000
 Next $100,000        $25,000         $25,000        $50,000
------------------ -------------- --------------- ------------
  $2,400,000          $712,500        $712,500      $975,000
================== ============== =============== ============

3. The terms of PinnOak's option to participate are based on the same terms the Pinnacle equity sharing arrangement provides.

4. In the event funding on a future project can be provided by debt financing, PinnOak may elect to provide up to 30% of funding in accordance with provision 2.

5. In the event all or a portion of the funding on a future project is to be provided by equity financing the option is exercisable.

6. PinnOak shall mean any combination of PinnOak Resources, LLC, its owners and their members, or its management.

An example of 2.a.[2] could be where BTI provides the plant and dredge from its inventory to satisfy the equity component of the USDA loan requirements.

There is a high probability that Beard will be capable of furnishing equity at some point in time. However the exact time when this may occur cannot be determined at this time.